AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYEMENT AGREEMENT, dated as of December 29, 2005, is between AGU Entertainment Corp., a Delaware corporation (the “Company”), and John W. Poling (the “Employee”) and amends the Employment Agreement dated November 1, 2004.

RECITALS

The Company believes the Employee continues to make a unique contribution to the business of the Company.

The Board of Directors of the Company believes that the services of Employee continue to be of great value to the Company and desires retaining his services for a period of time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and of the mutual benefits herein provided, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. COMPENSATION.

As compensation to Employee for performance of his services hereunder, the Company agrees to pay Employee and Employee agrees to accept the following salary and other benefits during the Employment Period:

(a)    The Company shall pay Employee a salary at the annual rate of $160,000 per year, effective January 1, 2006, or such other amount as the Company may from time to time determine (“Base Salary”). The Base Salary due Employee hereunder shall be payable in equal bi-weekly installments, less any amounts required to be withheld by the Company from time to time from such salary under any applicable federal, state or local income tax laws or similar laws then in effect.

(b)    The Employee hereby agrees to forego and waive any and all deferred salary pursuant to the Employment Agreement, currently aggregating approximately $80,000.

All other terms and conditions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Witnesses:	“COMPANY”

/s/ Judy Crowhurst	By: /s/ David C. Levy
David C. Levy, President

Witnesses:	“EMPLOYEE”

/s/ Judy Crowhurst	By: /s/ John W. Poling
John W. Poling